Exhibit 99.1

Jones Soda Co. Reports Fiscal 2012 Fourth Quarter and Year-End Results

Turnaround Strategy Significantly Reduces Net Loss

SEATTLE--(BUSINESS WIRE)--March 7, 2013--Jones Soda Co. (the Company) (OTCQB:JSDA), a leader in the premium soda category and known for its unique branding and innovative marketing, today announced results for the fourth quarter ended December 31, 2012.

Results for the fourth quarter reflect the efforts of our turnaround strategy that we implemented in the 2nd half of the year. As part of our turnaround focus, we redeployed resources from certain markets while refocusing efforts on key core markets, and this resulted in a decrease in revenue for the fourth quarter of 2012 of 10% to $3.1 million compared to revenue of $3.4 million for the fourth quarter of 2011. Despite the revenue decline for the quarter, gross profit was slightly up for the comparable quarters due to our turnaround efforts. Also evidencing the turnaround is a 77% improvement in our bottom line performance, in which we reported a net loss of $448,000, or $(0.01) per share, for the fourth quarter of 2012, compared to a net loss of $2.0 million, or $(0.06) per share, for the fourth quarter 2011.

For the year, revenue decreased 6% to $16.4 million compared to $17.4 million in 2011. Again, even with the decline in revenue for the year, gross profit for the year improved to $4.5 million compared to gross profit for 2011 of $4.3 million, up 4%. We reported a net loss of $2.9 million, or $(0.08) per share, for 2012, compared to a net loss of $7.2 million, or $(0.22) per share for 2011, a 59% improvement.

“Our turnaround strategy is working. Over the 2nd half of 2012, we have worked to bring our company back to its core entrepreneurial principles, while also reducing costly selling, general & administrative expenses. We have found the right balance for our operating expenses and are investing in distribution and product lines that we believe will drive longer term volume growth in a profitable way,” said Jennifer Cue, CEO of Jones Soda Co.

Fourth Quarter Review - Comparison of Quarters Ended December 31, 2012 and 2011

  Revenue decreased 10% to $3.1 million, compared to $3.4 million last year.
  Gross profit increased to 23% of revenue, compared to 20% of revenue last year.
  Operating expenses decreased 59% to $1.1 million, compared to $2.7 million last year.
  Net loss improved 77%, to $448,000, or $(0.01) per share, for the fourth quarter of 2012, compared to a net loss of $2.0 million, or $(0.06) per share, last year.

Full Year Review - Comparison of Year Ended December 31, 2012 and 2011

  Revenue decreased 6% to $16.4 million compared to $17.4 million in the prior year.
  Gross profit increased to 27% of revenue, compared to 25% of revenue last year.
  Operating expenses decreased 37% to $7.3 million, compared to $11.5 million in the prior year.
  Net loss improved 59%, to $2.9 million, or $(0.08) per share, compared to a net loss of $7.2 million, or $(0.22) per share, last year.

Balance Sheet

As of December 31, 2012, we had cash and cash-equivalents of approximately $1.7 million and working capital of approximately $4.1 million. We had positive cash flow of $247,000 provided by operating activities during the quarter ended December 31, 2012.

Conference Call

The Company will discuss its results for the quarter and fiscal year ended December 31, 2012 on its scheduled conference call today, March 7, 2013 at 4:30 p.m. Eastern time (1:30 p.m. Pacific time). This call will be webcast and can be accessed by visiting our website at www.jonessoda.com or www.jonessoda.com/company/jones-press/webcasts. Investors may also listen to the call via telephone by dialing (719) 325-2329 (confirmation code: 9747246). In addition, a telephone replay will be available by dialing (858) 384-5517 (confirmation code: 9747246) through March 14, 2013, at 11:59 p.m. Eastern Time.

About Jones Soda Co.

Headquartered in Seattle, Washington, Jones Soda Co.® markets and distributes premium beverages under the Jones® Soda and WhoopAss™ Energy Drink brands and sells through its distribution network, in markets primarily across North America. A leader in the premium soda category, Jones is known for its variety of flavors, highest-quality ingredients, including pure cane sugar, and innovative labeling technique that incorporates always-changing photos sent in from its consumers. Jones Soda is sold through traditional beverage retailers. For more information, visit www.jonessoda.com or www.myjones.com.

Forward-Looking Statements Disclosure

Certain statements in this press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include all passages containing words such as "will," "aims," "anticipates," "becoming," "believes," "continue," "estimates," "expects," "future," "intends," "plans," "predicts," "projects," "targets," or "upcoming." Forward-looking statements also include any other passages that are primarily relevant to expected future events or that can only be evaluated by events that will occur in the future. Forward-looking statements are based on the opinions and estimates of management at the time the statements are made and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. Factors that could affect Jones Soda's actual results include, among others: its ability to successfully execute on its operating plans for 2013; its ability to maintain and expand distribution arrangements with distributors, independent accounts, retailers or national retail accounts while focusing on core geographic markets; its ability to generate sufficient cash flow from operations; its ability to streamline operations, reduce operating expenses, and reduce and slow its use of cash; its ability to successfully integrate management changes and reductions in operating expense and personnel; the effect on the market price and liquidity of its common stock and ability to raise capital subsequent to its delisting from The Nasdaq Capital Market and listing on the OTCQB Marketplace; its ability to develop and introduce new products to satisfy customer preferences; its ability to market and distribute brands on a national basis; changes in consumer demand or market acceptance for its products; its ability to increase demand and points of distribution for its products or to successfully innovate new products and product extensions; its ability to maintain relationships with co-packers; its ability to maintain a consistent and cost-effective supply of raw materials; its ability to maintain brand image and product quality; its ability to attract, retain and motivate key personnel; its ability to protect its intellectual property; the impact of future litigation; and the impact of intense competition from other beverage suppliers. More information about factors that potentially could affect Jones Soda's operations or financial results is included in Jones Soda's most recent annual report on Form 10-K for the year ended December 31, 2011, filed with the Securities and Exchange Commission on March 30, 2012, and in its quarterly reports on Form 10-Q filed in 2012. Readers are cautioned not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. Except as required by law, Jones Soda undertakes no obligation to update any forward-looking or other statements in this press release, whether as a result of new information, future events or otherwise.

JONES SODA CO.
CONSOLIDATED STATEMENT OF OPERATIONS
(In thousands, except share data)

	Three months ended December 31,		Twelve months ended December 31,
	2012	2011	2012	2011
	(Unaudited)		(Unaudited)
Revenue	$3,086	$3,427	$16,365	$17,401
Cost of goods sold	2,383	2,734	11,902	13,120
Gross profit	703	693	4,463	4,281
Gross profit %	22.8%	20.2%	27.3%	24.6%
Licensing revenue	3	5	19	24
Operating expenses:
Promotion and selling	509	1,586	3,357	6,296
General and administrative	619	1,160	3,922	5,235
	1,128	2,746	7,279	11,531
Loss from operations	(422)	(2,048)	(2,797)	(7,226)
Other (expense) income, net	(8)	25	(15)	104
Loss before income taxes	(430)	(2,023)	(2,812)	(7,122)
Income tax (expense) benefit, net	(18)	43	(91)	(32)
Net loss	$(448)	$(1,980)	$(2,903)	$(7,154)

Net loss per share - basic and diluted	$(0.01)	$(0.06)	$(0.08)	$(0.22)
Weighted average basic and diluted common shares outstanding	38,534,212	32,101,291	37,909,278	31,896,848

	Three months ended December 31,		Twelve months ended December 31,
Case sale data (288-ounce equivalent)	2012	2011	2012	2011
Finished product cases	225,400	265,100	1,190,500	1,301,000

JONES SODA CO.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31, 2012	December 31, 2011
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,654	$1,709
Accounts receivable	1,742	1,966
Inventory	2,223	2,386
Prepaid expenses and other current assets	264	204
Total current assets	5,883	6,265
Fixed assets	497	844
Other assets	640	548
Total assets	$7,020	$7,657

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$885	$1,278
Accrued expenses	767	1,323
Taxes payable	45	64
Deferred rent, current portion	30	25
Capital lease obligations, current portion	24	23
Total current liabilities	1,751	2,713
Capital lease obligations	58	82
Long-term liabilities - other	427	457
Shareholders' equity:
Common stock, no par value:
Authorized: 100,000,000
Issued and outstanding: 38,530,416 and 32,100,882 shares, respectively	52,867	50,090
Additional paid-in capital	7,590	7,116
Accumulated other comprehensive income	451	420
Accumulated deficit	(56,124)	(53,221)
Total shareholders' equity	4,784	4,405
Total liabilities and shareholders' equity	$7,020	$7,657

CONTACT:
Jones Soda Co.
Carrie L. Traner, 206-624-3357
Vice President of Finance
ctraner@jonessoda.com